Exhibit 6.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into on this 16th day of March, 2016, by and between KeyStone Solutions, Inc., a Delaware corporation (the “Company”) and Robert A. Berman, an individual residing in the Commonwealth of Pennsylvania (the “Executive”) and shall become effective on the Effective Date, as specified below.

RECITALS

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company, beginning on the Effective Date, as specified below, in accordance with the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company agree as follows:

AGREEMENTS

1. Definitions. As used in this Agreement the following terms shall have the following respective meanings:

“Affiliate” or “Affiliated” shall mean any Person directly or indirectly controlling, controlled by, or under common control with, any such Person with respect to whom the term “Affiliate” or “Affiliated” is used and any member of such Person’s Immediate Family.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean (i) commission of, or indictment for any felony (other than a DUI), (ii) material breach of this Agreement, (iii) any action that constitutes a breach of fiduciary duty (including embezzlement or misappropriation of money or other property from the Company or its subsidiaries), (iv) wrongdoing which causes a governmental agency to file a claim that asserts that the Company has violated applicable law and results in the Company incurring costs, damages, penalties or sanctions which have a material adverse effect on the Company’s finances, or (v) gross negligence or willful misconduct in the performance of Executive’s duties under this Agreement. A “material adverse effect” means any occurrence, condition, change, event or effect that is materially adverse to the financial condition, business, or results of operations of the Company and its Subsidiaries, taken as a whole.

“Change of Control” shall mean any of the following; provided that a Change of Control will not include (i) the issuance or exercise of Warrants issued pursuant to that certain Subordinated Note and Warrant Purchase Agreement of the Company dated March 16, 2016, or (ii) the entry into that certain Option Agreement by and among Executive, James McCarthy and Richard Nathan, or the exercise of the option rights granted thereunder:

(a) a merger, consolidation or statutory share exchange in which (1) the Company is a constituent party or (2) a subsidiary of the Company is a constituent party and the Company issues capital shares pursuant to such merger or consolidation, pursuant to which the equityholders of the Company as constituted immediately prior to such transaction will not own a majority, by voting power, of the capital shares of (x) the surviving or resulting entity or (y) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent corporation of such surviving or resulting entity;

(b) the sale, exchange, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, whether occurring as part of a single transaction or a series of related transactions, or the disposition (and whether by merger or otherwise) of one or more subsidiaries if substantially all of the assets of the Company and its Subsidiaries, taken as a whole, are held by such subsidiary or subsidiaries, except where such sale, exchange, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of such Person; or

(c) a transaction or series of transactions pursuant to which any Person(s) acting together becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, or any successor provisions thereto), directly or indirectly, of more than fifty percent (50%) of the Equity Securities.

“Company Business” means the business of providing professional services to firms which obtain government contracts and any other business conducted by the Company to a substantial degree for the purpose of generating revenue.

“Competing Organization” shall mean and include mean any Person (i) located or doing business anywhere in the Geographic Area, and (ii) engaged in, or about to become engaged in, a business substantially similar to Company Business.

“Confidential Information” shall mean and include any and all information which is disclosed to the Executive or known by the Executive as a consequence of or through his relationship with the Company, or conceived or developed by the Executive during the course of his relationship with the Company employment, that pertains to the Company including but not limited to its existing and prospective operations, products, services, customers, suppliers, vendors, employees, Board members, consultants, research, technology, marketing, pricing, business contacts, relationships, inventions, trade secrets, proprietary information, Intellectual Property, designs, software, source code, products in various stages of development, and methods or systems (including computer systems and software). Confidential Information shall also include any information of the types described herein which the Company obtained from any customer or third party which the Company treats as proprietary or designates as confidential provided, however, Confidential Information shall not include any information that is properly in the public domain.

“Disability” or “Disabled” shall be defined as the inability of the Executive, by reason of any medically determinable physical or mental impairment, lasting for a period of either 60 consecutive days or noncontiguous periods aggregating more than 90 days in any six (6) month period, to participate or continue to perform the essential functions of his duties as Chief Executive Officer with or without reasonable accommodation.

“Effective Date” shall mean the date on which the Company closes on the sale of its Series A Preferred Stock resulting in gross proceeds to the Company as approved by the Board of the Company. The Effective Date is the date on which this Agreement first becomes binding upon the Company and the Executive.

“Equity Securities” shall mean all shares of capital stock of the Company, all securities convertible into or exchangeable for shares of capital stock of the Company, and all options, warrants, and other rights to purchase or otherwise acquire from the Company shares of such capital stock, including any stock appreciation or similar rights, contractual or otherwise.

“Geographic Area” shall mean each state in the United States and any region of a foreign country where the Company conducts business.

“Immediate Family” shall mean any parent, child, sibling or spouse of the Executive.

“Independent Third Party” means any person who does not own stock in excess of 10% of the total number of shares of Common Stock determined on a fully diluted basis and who is not an Affiliate or in the Immediate Family of any such 10% owner. Notwithstanding the foregoing or anything in this Agreement to the contrary, neither the Executive nor Avon Road Partners, L.P. shall be considered an “Independent Third Party” for purposes of this Agreement.

“Intellectual Property” shall mean any and all inventions, discoveries, improvements, computer software, source code, information technology systems, including computer software systems that are used, owned, licensed, leased, developed, improved and/or modified by the Company, its employees, consultants, contractors or agents products in development, apparatus, materials, related to Company Business and any rights relating thereto.

“Non-compete Period” shall have the meaning ascribed to it in Paragraph 10(a).

“Party” or “Parties” shall mean all Persons executing this Agreement and making any representation or warranty hereunder.

“Person” shall be defined to include any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated venture, or any other entity.

“Prospective” shall mean, when used in conjunction with the terms vendor(s), supplier(s), customer(s), employee(s), agent(s) or consultant(s), a vendor(s), supplier(s), customer(s), employee(s), agent(s) or consultant(s) with whom the Company or any of its employees has contact during the term of the Executive’s employment concerning a future vendor, supplier, customer, employee, agent or consultant relationship with the Company.

“Qualified IPO” shall mean means a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, which results in aggregate cash proceeds to the Company in an amount as determined by the Board of the Company.

“Salary” shall have the meaning ascribed to it in Paragraph 3(a).

“Term” shall have meaning ascribed to it in Paragraph 4.

2. Employment, Duties and Acceptance.

(a) Employment by the Company. The Company, beginning on the Effective Date, employs the Executive during the Term to render full-time services for and on behalf of the Company in the position of Chief Executive Officer. The Executive’s duties and responsibilities shall be established and directed by the Board. During the Term, the Executive shall devote substantially all of his business time and attention to advance the interests of the Company and the Executive shall not directly or indirectly engage in or be associated with any other commercial or business duties or pursuits which are in competition with the Company.

(b) During the Term, at any time the Executive is not permitted to nominate a member of the Board pursuant to that certain Stockholders Agreement of the Company dated March 16, 2016 (as may be amended from time to time), the Company shall nominate the Executive as a member of the Board (subject to any required vote of the Company’s stockholders). As a member of the Board, Executive shall have all associated rights and obligations as established by the Board from time to time. Unless the Executive is not permitted to nominate a member of the Board pursuant to that certain Stockholders Agreement of the Company dated March 16, 2016 (as may be amended from time to time) and has nominated himself as a member of the Board in such capacity, Executive agrees that he shall cease to be a member of the Board as of his last day of employment with the Company, assuming he is a member of the Board as of such time; and Executive agrees to resign in writing from the Board as of such time in a form reasonably acceptable to the Company.

(c) Acceptance of Employment by the Executive. The Executive accepts such employment by the Company in accordance with the terms and conditions set forth herein and agrees to be bound by the terms and conditions set forth herein.

3. Salary and Other Benefits.

(a) Salary. Executive’s base salary (the “Base Salary”) during the Term shall be $395,000 per annum, which salary shall be payable in regular installments in accordance with the Company’s general payroll practices. The Company shall review annually on or about April 1 of each calendar year Executive’s Base Salary for possible increase (but not decrease), and shall consider without limitation such factors as Executive’s performance and overall Company performance. Increases in Executive’s Base Salary, if any, shall be at the Company’s sole discretion. Executive’s Base Salary may only be reduced by mutual agreement or in the event that all senior executives’ salaries are being reduced by the Company due to the Company’s economic situation and pursuant to a formula.

(b) Bonus. At the end of each calendar year during the Term, Executive will be eligible for a bonus at the discretion of the Compensation Committee of the Board of Directors based on the Company’s and the Executive’s general performance for that calendar year (the “Bonus”) and shall be paid to Executive not later than March 15 of the year following the year in which it was earned.

(c) Reimbursement of Business Expenses. Subject to such policies as may from time to time be established by the Company, the Company shall pay or reimburse the Executive for all necessary and reasonable business expenses actually incurred or paid by the Executive in the performance of the Executive’s services and duties for the Company upon presentation of expense statements or vouchers or such other supporting information as the Company may reasonably require.

(d) Fringe Benefits. During the Term, the Executive shall be entitled to receive all such other benefits as are provided by the Company to other management employees that are consistent with the Company’s fringe benefits available to any other officer or executive of the Company, including without limitation the opportunity to participate in Company-sponsored health insurance, life insurance, disability insurance, paid vacation and 401(k) plan, in accordance with such terms and conditions as may be established by the Company and any such plan from time to time to the same extent as any other officer or executive of the Company. The benefits provided and the terms thereof may be changed at any time, so long as the Executive is permitted to participate in such fringe benefits that any other officer or executive may participate, other than any employee equity incentive plan established by the Company.

(e) Payment of Salary and Other Benefits Upon Termination. The obligation of the Company with respect to payment of amounts due under this Agreement shall terminate on the date of termination.

4. Term. The term of the Executive’s employment under this Agreement shall commence on the Effective Date and shall continue until the fifth anniversary thereof (the “Initial Term”) and shall automatically renew thereafter for successive one (1) year periods (each a “Renewal Term” and referred to collectively with the Initial Term as the “Term”) unless (a) terminated earlier as set forth in Paragraph 5 hereof or (b) the Company or the Executive provides notice to the other party at least forty-five (45) days prior to the end of the then current Term that the Agreement will not renew for the subsequent Renewal Term.

5. Termination. The Executive’s employment under this Agreement is terminable on the following terms and upon the occurrence of the following events:

(a) Termination Upon the Executive’s Death or Disability. This Agreement and the Executive’s employment hereunder shall terminate immediately upon the occurrence of his death or Disability.

(b) Termination By Company. At any time during the Term of this Agreement, the Company shall have the right and power to immediately terminate the Executive’s employment under this Agreement with Cause.

(c) Termination By the Executive. Anything contained herein to the contrary notwithstanding, unless earlier terminated pursuant to this Agreement, the Executive shall be permitted to terminate his employment under this Agreement at any time by providing at least one hundred twenty (120) days prior written notice to the Company; provided the Company may waive all or any portion of such notice once received by notifying the Executive of such in writing and paying Executive’s Base Salary and, to the extent permitted by law and any formal benefit plans, continuing Executive’s fringe benefits (on the same terms as prior to receipt of such notice) for the portion of the one hundred twenty (120) days waived.

(d) Termination In the Event of Change of Control. Upon a Change of Control during the Executive’s employment, the Company shall be entitled to terminate the Executive and, in such event, within one hundred twenty (120) days thereafter, the Company shall pay to the Executive, within forty-five (45) days of the Executive’s termination (or otherwise in accordance with the law if the law requires earlier or later payment), an amount equal to two (2) times the Executive’s Base Salary.

6. Non-Disclosure of Confidential Information and Return of Company Property.

(a) The Executive agrees not to use except for the benefit of the Company, or communicate or disclose to any person or entity, either directly or indirectly, or under any circumstances or at any time, except as required by law or his duties with the Company if subject to an appropriate non-disclosure agreement with the party to which disclosure is contemplated, any knowledge or information whatsoever acquired by the Executive during the period of the Executive’s employment by the Company or any Affiliated entity relating to or concerning any of the Company’s or any Affiliated entity’s Confidential Information irrespective of its form. In the event the Executive feels that he is required by law to make any disclosure of Confidential Information, the Executive shall inform the Board thereof in writing immediately and refrain from making any disclosure until the Company has had a minimum of ten (10) days to address such potential disclosure. Notwithstanding anything in this Section 6(a) to the contrary(a) the Executive shall not be required to obtain a non-disclosure agreement from a party (or its representative) which has subpoenaed any Confidential Information prior to disclosure of the Confidential Information so subpoenaed and (b) the ten (10) day time period set forth above shall not apply in the event that the Executive is compelled by a subpoena to disclose Confidential Information less than ten (10) days after he is served with such subpoena, in which instance he shall immediately provide notice to the Company of the service of the subpoena upon him, together with a copy of the subpoena.

(b) The Executive further agrees that all documents and records, including copies thereof, and any other materials pertaining to the Company’s (or any Affiliated entity’s) Confidential Information obtained by the Executive prior to, during, or after his relationship with the Company are and shall remain the property of the Company or Affiliated entity (as applicable). Upon termination of employment, the Executive shall deliver to the Company or the Affiliated entity (as applicable) all such documents, records, and materials containing Confidential Information relating to Company or any Affiliated entity.

7. Assignment of Intellectual Property. The Executive agrees that all Intellectual Property relating to the Company and its internal and external business operations and the Company Business shall be considered works made for hire and works whose rights have been assigned by the Executive to the Company and all rights, title, and interest therein shall belong to and remain the property of the Company. In the event and to the extent such Intellectual Property is deemed by law not to constitute works made for hire, the Executive agrees to and does hereby assign to the Company all of his entire right, title, and interest therein, and if requested by the Company to take any steps to more effectively effect such assignment, the Executive agrees that he shall execute and deliver to and for the benefit of the Company, all assignments, instruments, and applications for securing, protecting, or registering any such Intellectual Property and property rights embraced within this Agreement in the name of the Company, including patent, copyright, trademark, trade secret, mask work, and do any and all lawful acts which may be necessary to secure for or maintain for the benefit of the Company adequate proprietary rights with respect to any and all Intellectual Property embraced within this Agreement. The Company shall be responsible for the payment of all fees and expenses relating to any assignment made by the Executive pursuant to this Agreement.

8. Assignment of Confidential Information. The Executive agrees that all Confidential Information relating to the Company and its internal and external business operations of the Company or the Company Business that was made or conceived by the Executive or made known to the Executive during the course of his employment by Company which relate to the Company Business or to the Company or any Affiliated entity are and shall remain the sole and exclusive property of Company. The Executive hereby assigns all such Confidential Information to Company and shall execute and deliver to and for the benefit of Company, all assignments, instruments, and applications for securing, protecting, or registering any such Confidential Information, and property rights embraced within this Agreement in the name of Company, including any patents, copyrights, trademarks, trade secrets, mask works, and do any and all lawful acts which may be necessary to secure for or maintain for the benefit of Company adequate proprietary rights with respect to any and all such Confidential Information embraced within this Agreement. The Company shall be responsible for the payment of all fees and expenses relating to any assignment made by the Executive pursuant to this Agreement.

9. Agreement to Return Company Property and Equipment to the Company. Upon termination of the Executive’s employment or at any time upon the request of the Company, the Executive shall return to the Company: (i) all property (including any computer equipment, computer software, computer source code, etc.) which belongs to the Company or any Affiliated entity and/or to which the Executive was afforded access, and (ii) all records, documents, and other written, printed, or physical materials of any type that belong to the Company, or any Affiliated entity or that contain Confidential Information relating to the Company or any Affiliated person or entity, including, without limitation, all computer printouts, client and/or customer lists or related documents, client files or records, sales manuals, and data stored on computer hard drives, computer programs, electronic media or otherwise, and all other documents or records relating to the Company, or any Affiliated entity, their customers, employees, consultants, suppliers and vendors, and the Executive shall not make or retain any copies or extracts relating to any of such documents. In addition, the Executive acknowledges and agrees that all memoranda, notes, lists, records, and other documents (including all copies thereof stored on any media), made or compiled or otherwise obtained by the Executive relating to the Company or any Affiliated entity shall be and remain the sole property of the Company and shall be delivered and returned to the Company upon the termination of the Executive’s employment or at any time upon written request by the Company.

10. Non-Competition Agreement. In consideration of the Company’s obligations under this Agreement, and as a material inducement to the Company to enter into this Agreement, the Executive covenants and agrees as follows:

(a) During the term of the Executive’s employment by the Company and during the twelve (12) month period following the termination of the Executive’s employment (the “Non-compete Period”) he shall not, at any location within the Geographic Area, directly or indirectly, whether individually or on behalf of another as an officer, director, stockholder, member, partner, employee, independent contractor or consultant to, agent of, or investor in, any other person or entity, or through any Affiliate or through any member of his Immediate Family, do any of the following: (i) be a Competing Organization or provide any management, consulting, financial, administrative or other services to any Competing Organization, including, without limitation, participating directly or indirectly as an officer, director, shareholder (excluding a less than 10% shareholder in a publicly held corporation), member, operator, sole proprietor, independent contractor, consultant, franchisor, franchisee, owner, employee, agent, representative or partner of, or having any direct or indirect financial interest (including, without limitation, the interest of a creditor) in, any Competing Organization, (ii) engage in any business that is competitive with the Company Business or the ongoing business operations of the Company, (iii) engage in the solicitation of business from or attempt to influence (whether to do business with or refrain from doing business with any person or entity, or in any other manner) any of the Company’s current, prospective or past (within the prior 12 months) vendors, suppliers, customers and/or employees or agents in any manner; (iv) purposely divert from the Company or in any manner attempt to adversely influence the Company’s business relations with any of its current, prospective or past (within the prior 12 months) vendors, suppliers, customers, employees or agents; (v) employ, attempt to employ, enter into a consulting or similar arrangement with, or arrange to have any other Person employ or enter into a consulting or similar arrangement with, any Person who is or was in the employ of, or consulted for or was in a similar employment or consulting arrangement with the Company, or induce any such Person to leave the employ of or terminate their consulting arrangement with the Company, (vi) compete with the Company in any business which is competitive with the Company Business conducted or engaged in by the Company, or (vii) make, either individually or through an agent or representative, any oral or written statements or omissions that are or could reasonably be interpreted to be of a negative or critical nature concerning the Company or any Affiliated Person or entity, including their respective officers, directors, managers, members, partners, administrators, employees and agents.

(b) During the Non-compete Period, the Executive will not at any time in any capacity, directly or indirectly, (i) induce or attempt to induce any consultant or Executive (including leased employees) of the Company or any of its Affiliates to leave their engagement or employ, or otherwise solicit the employment or engagement of any current, prospective or past (within the prior 12 months) consultant or employee of the Company or any of its Affiliates, hire any such person or in any way interfere with the relationship between the Company or any of its Affiliates and any such person, (ii) induce or attempt to induce any supplier, licensee, licensor, franchisee, or other business relation of either the Company or any of its Affiliates to cease doing business with them or in any way reduce or interfere with the relationship between either the Company or any of its Affiliates and any of their respective customers or business relations, or (iii) solicit the business of any current, prospective or past (within the prior 12 months) customer of the Company.

(c) If, at the time of enforcement of any of the provisions of this Paragraph 10, a court of competent jurisdiction holds that the restrictions stated in Paragraph 10 are unreasonable under the circumstances then existing or are otherwise illegal, invalid or unenforceable in any respect by reason of its duration, definition of Geographic Area or scope of activity, or any other reason, the parties agree that the maximum period, scope or geographical area reasonable or otherwise enforceable under such circumstances will be substituted for the stated period, scope or area.

(d) Without limiting any of the Company’s rights under this Agreement, the parties hereto acknowledge that the Company will be entitled to enforce its rights under this Paragraph 10 specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach of any provisions of this Paragraph 10 and to exercise all other rights existing in its favor. The parties acknowledge and agree that the breach of any term or provision of this Paragraph 10 by Executive will materially and irreparably harm the Company, that money damages will accordingly not be an adequate remedy for any breach of the provisions of this Paragraph 10 by Executive, and that the Company in its sole discretion and in addition to any other remedies it may have at law or in equity, may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Paragraph 10.

11. General Provisions:

(a) Reserved.

(b) Governing Law; Venue; and Forum. This Agreement and the performance hereof shall be construed and interpreted in accordance with the internal laws of the Commonwealth of Virginia applicable to agreements entered into and to be wholly performed within the Commonwealth of Virginia, without application of conflict of law principles. Any dispute arising under or out of this Agreement, other than disputes alleging the Executive’s actual or threatened violation of any aspect of Paragraphs 6-10 hereof, shall be resolved through binding arbitration conducted either in the District of Columbia or at a location in the Commonwealth of Virginia within twenty (20) miles of the Company’s office in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) in effect on the date on which notice of the demand for arbitration is submitted. Notwithstanding anything in the Commercial Arbitration Rules of the AAA to the contrary, each party to the arbitration shall have the right to propound reasonable written discovery including one set of interrogatories, one set of document requests and one set of requests for admissions (but shall not have any right to notice or take depositions) of the other party; provided, to the extent either party wishes to conduct additional discovery , the scope of any additional written discovery must be agreed upon by the parties and the arbitrator. A party shall submit a dispute to arbitration by providing a written demand for arbitration to the other party. Within twenty (20) business days thereafter, the parties shall select a single neutral arbitrator with experience resolving commercial disputes. If the parties cannot agree on a single neutral arbitrator within twenty (20) business days after the written demand for arbitration is provided, they shall submit this dispute to the AAA and request that the AAA select a neutral arbitrator. Each party shall bear its own costs, including each party’s attorney’s fees, except that the cost of the arbitration, including the fees and expenses of the arbitrator, shall be shared equally by the parties. Any award rendered by the arbitrator shall be subject to enforcement in any court of competent jurisdiction subject to and in accordance with the Federal Arbitration Act. Any dispute alleging the Executive’s actual or threatened violation of any aspect of Paragraphs 6-10 hereof shall be subject to the exclusive jurisdiction of a judge alone in any court of competent jurisdiction in the Commonwealth of Virginia, and both parties expressly waive any right to a jury trial with respect to any such dispute.

(c) Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto in connection with the subject matter hereof. None of the parties to this Agreement have made any statements, representations or warranties in connection herewith, except as set forth herein. This Agreement may not be modified, amended, altered, changed, supplemented, waived, cancelled, terminated or rescinded, in whole or in part, except by a writing executed by the parties hereto or unless otherwise specifically and expressly provided for elsewhere in this Agreement.

(d) Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, personal representatives, successors and assigns. The Company’s rights under this Agreement may be assigned to any affiliated entity or successor without the need for permission from the Executive and shall automatically be assigned to the Company’s successor(s) upon the sale of the Company or substantially all of its assets.

(e) Notices. All notices, acceptances, requests and other communications permitted or required hereunder shall be made, in writing, and shall be deemed to have been given if delivered in person, or three (3) business days following mailing thereof, if mailed by certified and regular mail, to the parties hereto at the addresses set forth herein below or at such subsequent address as any party may have been informed of in writing by the other party.

IF TO THE COMPANY:	KeyStone Solutions, Inc. 14420 Albemarle Point Place Suite 200 Chantilly, VA 20151 Attn: Richard Nathan

WITH COPY TO:	Crowell & Moring LLP

1001 Pennsylvania Avenue NW Washington, D.C. 20004-2595 Attn: Morris F. DeFeo, Jr.

IF TO THE EXECUTIVE:	Robert Berman [Address]

WITH COPY TO:	Stoloff & Silver, LLP 26 Hamilton Avenue – P.O. Box 1129 Monticello, New York 12701 Attn: Gary D. Silver

(f) Waiver. Waiver by any party of any breach, or failure to enforce any of the terms and conditions of this Agreement, at any time, shall not in any way affect, limit or waive such party’s right thereafter to enforce and compel strict compliance with every term and condition hereof.

(g) Severability. If and to the extent that any provision of this Agreement or portion thereof shall be determined by any legislature or court to be in whole or in part invalid or unenforceable, such provision or term shall be unenforceable only to the extent of such invalidity without invalidating the remaining provisions hereof and all other provisions of this Agreement shall remain in full force and effect, and the rights and obligations of the parties shall be construed and enforced accordingly. In addition, it is the intent of the parties hereto that any provision of the Agreement which is determined to be invalid or unenforceable due to the duration, scope, breadth, or otherwise, shall be interpreted in a reduced form which is not invalid or unenforceable with the intent that the restrictions imposed by this Agreement shall be construed and enforced in such a manner as to give them the broadest enforceable scope and effect.

(h) Miscellaneous. This Agreement may be executed in counterparts, and each such counterpart shall constitute an original and all such counterparts shall constitute one and the same instrument.

WHEREFORE, the undersigned have executed this Agreement as of the date first written above.

COMPANY:

KEYSTONE SOLUTIONS, INC.

By:	/s/ Richard Nathan

Name:	Richard Nathan

Title:	President, COO and Secretary

EXECUTIVE:

/s/ Robert Berman
ROBERT BERMAN

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